Exhibit 10.1

                                 SALES CONTRACT

         This Agreement made this 30th day of June, 1997 between Perfect Renaissance, S.R.L.,a Romanian corporation with its principal place of business at Sir. Stefan Cel Mare, 4, Timisoara,1900, Romania ("PRL") and Ex-Klar Technologies, Inc., a New York USA Corporation with its principal place of business at 4 Charles Colman Blvd., Suite 6, Pawling, NY 12564 .- USA ("ExKlar") sets forth the terms under which Ex-Klar agrees to sell to PRL the "Contract Items" described below.

1.-    DEFINITIONS.  The terms below shall, for purposes of this Agreement, have the meanings assigned to them below:

"Added Charges" means any customs, duties or any sales, value added, consumer, use or other similar taxes with respect to the Contract Items once these Items are shipped to Romania by ExKlar. Or any financial fees charged in connection with the financing package obtained for the Project. Or any other expenses resulting from additional work requested and authorized by PRL.

"Completed Contract Items" means, at a given point in time, (i) Components which have been delivered CIF Constanza, Romania and (ii) Consulting Services which have been provided as reflected on the Payment Documents.

"Components" means the equipment and materials described on Exhibit "A" attached hereto and made a part hereof. All these components, will be delivered CIF Constanta, Romania for Ocean Shipment, or CIF Timisoara's Airport for Air Shipments.

"Contract Items" means the Components and Consulting Services.

"Contract Price" means the sum of $4,609,892 (Four million, six hundred nine thousand, eight hundred ninety two US dollars).

"Consulting Services" means the know-how transfer, consulting and training services described on Exhibit "B" attached hereto and made a part hereof to be provided by Ex-Klar hereunder to PRL.

"Construction Work" means the local construction work, performed In Romania, with respect to the Project, including, without limitation, selection of the Premises, clearing and grading the Premises, site specific architectural and engineering work, surveys, taking and verifying field measurements and field conditions, soil analysis, access roads, foundations and process buildings, preparation of detail drawings and shop drawings for this local work and the furnishing of all labor, materials, tools, equipment, light, power, water, other utilities, services and facilities, transportation and superintendence of every nature required in order to complete the Project, including, without limitation, all labor and materials for installation of the Components, and assembly of those marked "Local Assembly" on Exhibit "A". All this work will be performed according to instructions and general engineering drawings and specifications supplied by Ex-Klar.

"Final Payment" means the final payment of the retainer of the Contract Price, US$200,000.00.

"Party" means either Ex-Klar or PRL.

"Payment Documents" means, with respect to any application for payment made by Ex-Klar for a portion of the Contract Price hereunder and for any applicable Added Charges, as defined herein:

Payment Documents related to Down Payment:

1. Ex-Klar's commercial invoice for the Components included in such application for payment in six copies.
2.   Ex-Klar's Wire Transfer Instructions.
3. Letter of Intent from Ex-Klar to sign this contract once all details have been agreed with PRL.

Payment Documents related to Process Engineering Services:

1.   Ex-Klar's commercial invoice for US$308990.00 in six copies.
2. Notification that the Know-How and Sales Contract between PRL and Ex-Klar, has been properly signed.
3.   Ex-Klar's Wire Transfer Instructions.
4.   Letter of Authorization from PRL to pay this amount.

Payment Documents related to Shipment of Components:

1.   Sight draft drawn against the US bank doing the project financing.
2. Ex-Klar's commercial invoice for the Components included in such application for payment in six copies, properly adjusted to reflect funds received by Ex-Klar, for the Down payment and the Process Engineering Services.
3. Ex-Klar's packing list for the Components included in such application for payment in six copies.
4. Original Ocean Bill of Lading for those shipment sent by ocean, or Airway bill for those shipped by air.
5.   Insurance certificate.

     In case the shipment of any Component needs to be delayed, once it is ready to be shipped, due to reasons other than those under Ex-Klar control, the Component (8) corresponding to this shipment will be stored at a warehouse in the US, and the Payment Documents needed for Ex- Klar to be paid, will then be modified to include only numerals (1). (2), (3), and a warehouse receipt certifying that such Component (s) is in their custody. Warehousing charges will be invoiced by Ex- Klar to PRL as Added Charges.

Payment Documents related to Added Charges or Consulting Services:

1.   Sight draft drawn against the US bank doing the project financing.
2. Ex-Klar's invoice for any applicable Added Charges and for Consulting Services provided on or before the date of such application for payment or estimated to be provided in the 30 day -period immediately following such date.

     The amount of the payment to be made on account of any application for payment, except for those related to Added Charges, shall equal the sum of the amounts reflected in Items (1) and (2) above, less a 6% retainage up to US$200,000.00, amount that will become the Final Payment under this contract.

     Notwithstanding the foregoing to the contrary, with respect to Ex-Klar's application for the Final Payment, the Payment Documents means Ex-Klar's written demand for p4yment accompanied by its statement, approved by PRL, that

     (i)  Successful Testing as defined in this Agreement has been completed, or

     (ii) that 18 months have passed since the effective date of this Agreement and Ex- Klar is not in default in its obligations under this Agreement.

"Premises" means the location in Timisoara, Romania where the Construction Work is to be performed, which Premises is to be determined by PRL.

"Project Schedule" means the schedule for completion of the Construction Work as set forth on Exhibit "C" attached hereto and made a part hereof.

"Project" means the Construction upon the Premises of a complete grass-root distillery to produce Extra Neutral Ethanol from Corn in accord with the "Specifications".

"Proprietary Information" as used herein shall mean any information and documentation disclosed during the term of this agreement by Ex-Klar to PRL which is stamped "Confidential", "Proprietary" or with a Similar legend denoting the Proprietary interest therein of Ex-Klar, and other information normally understood to be confidential or otherwise designated as such by Ex-Klar: provided, however, Proprietary Information shall not include any data, information or device that PRL can show is generally available to the public or publicly disclosed by Ex-Klar; in the possession of PRL or its related companies prior to its disclosure hereunder by Ex-Klar; independently developed by PRL or its related companies; rightfully received by PRL or Its related companies from a third person without restriction on disclosure or use; part of the public domain; or approved for release or disclosure by Ex-Klar.

"Specifications" means the installation environment required for proper installation and operation of the Project and the plans and specifications for installation of the Components as set forth on Exhibit "D" attached hereto and made a part hereof. Ex-Klar is responsible for the accuracy of the information supplied to PRL to define this environment, and its suitability in defining the proper Installation of the Components to fulfill the Performance Guaranty.

"Successful Testing" means the Project has been tested and found to be operating properly following the protocols set forth in Exhibit "E" attached hereto and made a part hereof.

"Supplier" means any individual or entity which supplies a Component.

2.-      PURCHASE OF CONTRACT ITEMS. PRL will purchase the Contract Items from
Ex-Klar for the Project upon the terms specified herein.

3.-      INSTALLATION ENVIRONMENT; CONSTRUCTION WORK. PRL is responsible for providing an installation environment for the Components which meets or exceeds the Specifications. Except for the delivery of the Components and provision of the Consulting Services, Ex-Klar is not responsible for any Construction Work and such Construction Work shall be performed by PRL or by third parties engaged by Ex-Klar will review and approved the engineering drawings corresponding to this Construction work only as to Its suitability for the proper installation of the Contract Items according to the Specifications, proper location and access for operation of the plant. and its performance and not as to its specific engineering content. This specific engineering content will be the responsibility of PRL's local engineering contractor. All reviews and approvals by Ex-Klar must be done in a timely way so as not to cause any delay during this Construction Work, and allow PRL to proceed with It according to the Project Schedule.

4.- PRICE. PRL will pay Ex-Klar the Contract Price for the Contract Items upon the terms set forth in this Agreement. The Contract Price is exclusive of and does not include any Added Charges, which Added Charges are the responsibility of and shall be paid by PRL. This Contract Price remains fix and valid as long as Ex-Klar is allowed to proceed to order and ship all the Components, and to provide the Consulting Services, per the "Project Schedule". Otherwise, there will be Added Charges generated and charged to PRL; in the case of the Components and delays caused by PRL, for warehousing in the US, and Ex-Klar will be paid for those delayed shipments against warehouse receipts; in case of the Consulting Services, the cost will be increased using the US Producer Price Index.

5.- PAYMENTS. The obligations of Ex-Klar hereunder are contingent upon PRL, at its sole cost and expense, paying 15% of the Contract Value, US$601,483.00 as a down payment and securing financing for this transaction acceptable to Ex-Klar, which financing shall be in the farm of irrevocable letter of credit or bank guarantee in the amount of $3,91 8,409.00 and shall guarantee and provide for immediate payment to Ex-Klar upon Ex-Klar's submission of Payment Documents to the bank as provided herein. PRL shall pursue such financing with due diligence. If PRL, after using its best efforts, is not able to obtain such financing on or before 180 days after this contract is executed by Ex-Klar, then Ex-Klar shall have the right to terminate this Agreement by notice of such inability to PRL. Upon such termination, this Agreement shall be null and void and each of the parties hereto shall be released each to the other of all claims and liability arising out of this Agreement.

         Once the foregoing financing is in place, Ex-Klar will be entitled to submit applications for payment from time to time, upon shipment of Components per the Project Schedule, and rendering of Consulting Services per terms set in Exhibit "8", to such bank with the appropriate Payment Documents and this financing arrangement will provide that payments in accord with Payment Documents for Completed Contract Items and the Final Payment cannot be withheld far any reason.

6.-      COMMENCEMENT AND COMPLETION DATES. PRL warrants that Construction Work shall begin, proceed and be completed in accord with the Project Schedule.

         Ex-Klar will supply the Contract Items as reasonably determined necessary by Ex-Klar to meet this Construction schedule.

7.-      TITLE; SHIPPING

         Ex-Klar warrants that no third party will have any interest in the Components upon delivery thereof and that they will be free from all liens, claims and encumbrances.

         Ex-Klar will determine the manner and method of shipment of the Components. Ex- Klar will exert reasonable efforts to consolidate shipments and to minimize air shipments; however air shipment will be used for Components such as controls and electronics and otherwise when deemed necessary by Ex-Klar to meet Construction schedules.

8.-      PATENT INDEMNITY

         A. Ex-Klar shall indemnify and hold harmless PRL from and against all legal expenses which may be incurred as well as all damages and costs which may be assessed against PRL in any action for infringement of the rights of others, including any United States Patent, by the work performed hereunder.

         B. PRL shall give Ex-Klar prompt written notice of any action, claim or threat of an infringement suit, either oral or written, or the commencement of any infringement suit against PRL relating to the work performed hereunder by PRL.

         C. PRL shall give Ex-Klar the opportunity to elect to take over, settle or defend any such claim, action or suit through counsel of Ex-Klar's own choice and under its sole direction and at its sold expense. Ex-Klar shall have the right to substitute for any such work or items or any part thereof claiming to infringe the patent rights of others, non-infringing work or items which shall be equal or superior to the infringing work or item. If the use of any such work or item or any part thereof should be enjoined, ExKlar shall, at its own expense, take any of the following courses of action:

                    (1) To procure for PRL the right to continue using such work or items; or

                    (2) To replace said item with an equal or superior non-infringing Item; or

                    (3) To modify' the work or Item so that it becomes non-infringing provided such modified work or item shall be equal or superior to the infringing work or item.

9.-      PERMITS AND APPROVALS. PRL shall pay and be responsible for all permits, licenses and approvals necessary to complete the Construction Work and to comply with laws and regulations applicable to the Project, in Romania.

10.-     EXPRESS PLANT PERFORMANCE GUARANTY AND LIMITED MECHANICAL
WARRANTY

                  (1) Plant Performance Guaranty.- Ex-Klar warrants and guarantees that the Project will perform as specified in the Testing Protocols (the "Plant Performance Guaranty"). This Guaranty is conditioned upon (i) the Components and other materials and equipment with respect to the Construction Work being applied, installed, connected, erected, used, cleaned and conditioned in accordance with the Specifications and with instructions of the applicable manufacturer, fabricator or processors. relayed to PRL by Ex-Klar in writing.
(ii) the Construction Work being done in a good workmanlike manner and In a manner which creates an installation environment for the Components which meets or exceeds the Specifications and instructions of the applicable manufacturer, fabricator or processors, relayed to PRL by Ex-Klar in writing. PRL understands and agrees that failure of these conditions terminates the Guaranty provided in this Article.

                  PRL's sole and exclusive remedy and Ex-Klar's sole and exclusive responsibility and liability under this Article shall be to correct any non-performance in the Project which falls within the scope of the Guaranty in this Article and which is reported by notice from PRL to ExKlar previous to expiration of the Guaranty.

                  The Plant Performance Guaranty in this Article shall expire and be null and void and of no further force and effect upon the earlier of Successful Testing and Ex-Klar's entitlement to Final Payment hereunder.

                  (2) Limited Mechanical Warranty.- Effective with the delivery of any given Component, Ex-Klar hereby assigns and transfers to PRL all of Ex-Klar's rights under any mechanical warranty from any Supplier of such Component. Ex-Klar is not an agent of any Supplier. Ex-Klar will, for a period of two (2) years after Final Payment is due, reasonably assist -PRL in communicating with Suppliers in order to facilitate enforcement by PR of any such mechanical warranty; however, any expenses incurred by Ex-Klar in connection with such enforcement shall be reimbursed by PRL within 30 days of invoice.

11.- LIMITATION OF LIABILITY: EXCEPT FOR THE GUARANTY AND WARRANTY SET FORTH HEREIN, EX-KLAR MAKES NO OTHER WARRANTIES OR REPRESENTATIONS, EXPRESS OR IMPLIED, IN FACT OR IN LAW. WITH REGARD TO THE CONTRACT ITEMS OR THE PROJECT, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

         NOTWITHSTANDING THE FORM IN WHICH ANY LEGAL OR EQUITABLE ACTION MAY BE BROUGHT AGAINST EX-KLAR, EX-KLAR'S LIABILITY TO PRL UNDER THIS AGREEMENT SHALL BE LIMITED TO THE 65% OF THE CONTRACT PRICE.

         IN NO EVENT SHALL EX-KLAR HAVE ANY FURTHER LIABILITY OF ANY KIND UNDER THIS AGREEMENT WHETHER DIRECT OR INDIRECT, FOR ANY LOSS OR DAMAGE SUFFERED BY PRL, PRLS EMPLOYEES, AGENTS OR INDEPENDENT CONTRACTORS AS A RESULT OF OR ARISING OUT OF THE USE OF THE COMPONENTS OR THE PROJECT, WHETHER SUCH LOSS OR DAMAGE ARISES FROM THE NEGLIGENCE OF EX-KLAR OR FROM ANY OTHER CAUSE.

         IN NO EVENT WILL EX-KLAR OR ITS EMPLOYEES BE LIABLE TO PRL FOR ANY INCIDENTAL, INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES WHATSOEVER, INCLUDING, WITHOUT LIMITATION, LOSS OF USE, REVENUE OR PROFIT, ARISING OUT OF OR OTHERWISE RELATING TO THIS AGREEMENT OR THE USE OR PERFORMANCE OF THE COMPONENTS OR THE PROJECT EVEN IF EX-KLAR HAS BEEN ADVISED OF OR KNEW OF THE POSSIBILITY OF SUCH DAMAGES.

12.-     LIMITATION OF ACTION. No action, regardless of form, arising out of this Agreement may be brought by PRL more than one (1) year after the cause of action has accrued.

13.-     PROPRIETARY INFORMATION: NONCOMPETE.

                  The use by PRL of the Proprietary Information provided by Ex-Klar hereunder is specifically limited to use necessary for the Construction and operation of the Project and PRL agrees, for a period of two (2) years from the effective date of this Agreement, that neither it nor any of its affiliates, owners, or employees shall, directly or indirectly, OTHERWISE disclose, sell, assign, license, exploit or use any of the Proprietary Information for any reason, including, WITHOUT limitation, use in connection WITH the Construction of another distillery to produce Extra Neutral Ethanol from Coin and PRL shall return Proprietary Information to Ex-Klar upon receipt of a written request therefor from Ex-Klar.

                  Ex-Klar agrees that from the effective date of this Agreement until the end of the second year following the date that Final Payment is due, neither it nor any of its affiliates or owners, shall, directly or indirectly, sell components or technological know how to any individual or entity in connection WITH such individual or entity's Construction within a 50 mile radius of Transylvania, Romania of another grass-root distillery to produce Extra Neutral Ethanol from Corn.

                  The Parties agree that the remedy at law for any breach of any obligation under this Article will be inadequate and that in addition to any other rights and remedies to which It may be entitled hereunder, at law or in equity, the non-breaching Party shall be entitled to injunctive relief, and reimbursement for all reasonable attorneys fees and other expenses incurred in connection WITH the enforcement hereof.

                  The provisions of this section shall survive termination of this Agreement, as long as this termination is not due to default or deed of any of the parties.

14.- PROTECTION. PRL shall at all times safely guard and protect the Premises and the Construction Work, including the Components from damage, injury or loss.

15.- FORCE MAJEURE: The parties will not be responsible for failure to perform under this Agreement due to causes beyond their control, including, WITHOUT limitation, delays on the part of suppliers of the Components, shipping delays, Construction Work delays caused by PRL's other contractors, work stoppages, labor disputes, strikes, fires, accidents, weather conditions, civil disobedience, riots, rebellions, wars, acts of God, court ordered cessation of operation, or other similar occurrences.

16.-     DEFAULT

                  In the event that any of the provisions of this Contract are violated by a Party, the other party may, at its option and WITHOUT limiting its other remedies at law or in equity, serve written notice upon the Party in breach of such violation. If such Party in breach fails to remedy such violation within 20 days after the serving of such notice, the Contract shall, at the option of the Party giving such notice upon the expiration of said 20 days, cease and terminate.

                  Upon such termination, Ex-Klar shall be entitled to receive payment as provided herein for all Contract Items furnished or ordered as of the effective date of termination and this provision shall survive termination of this Agreement.

17.-     PENALTY DUE TO DELAYS CAUSED BY EX-KLAR

                  Ex-Klar accepts to pay the amount of US$1000.00 per day for each day the Performance Test as defined in Exhibit E. under Testing Procedures, is delayed for reasons directly under Ex-Klar's control, up to a maximum of US$200,000.00. The base to determine this delay will be the Project Schedule and its periodic updates, as defined in Exhibit C. This penalty will be deducted from the Final Payment due to Ex-Klar according to conditions established herein.

18.-     SUBCONTRACTORS. PRL will be fully responsible for all acts and omissions of its subcontractors.

19.-     ACCESS. Ex-Klar and its designees shall have access to the Premises from time to time as it deems necessary to perform its obligations hereunder. PRL shall ensure safe access to and egress from the Premises and the Construction Work.

20.-     ARBITRATION

                  All disputes, claims, questions under the Contract, including, without limitation, claims relating to the validity of this Agreement are subject to arbitration, and shall be resolved by arbitration in accordance with the provisions, then obtaining, of the arbitration rules of the International Arbitration Association, and this Agreement, and judgment upon the award rendered may be entered In any court having jurisdiction over the party against whom the award was rendered. Such arbitration shall be conducted in Paris, France. All proceedings will be In English.

                  This Agreement remains valid during arbitration proceeding PRL shall not delay payment hereunder during any arbitration proceedings except by agreement with Ex-Klar.

21.-     MISCELLANEOUS

               A.- Entire Agreement. The terms and conditions of this Agreement (including the schedules and exhibits hereto) constitute the entire agreement between the parties with respect to the subject matter hereof and supersede any prior understandings, agreements or representations by or between the parties, written or oral.

               B.- Amendment. This Agreement may not be modified or amended at any time without the written consent of the Parties.

               C.- Notices. All notices, requests, demands, reports, statements or other communications (herein referred to collectively as "Notices") required to be given hereunder or relating to this Agreement shall be in writing and shall be deemed to have been duly given on the date of delivery if sent to such party by overnight courier service (such as DHL) at the following addresses:

               Any Party hereto may, at any time, designate a different address to which Notices shall be directed by providing written notice in the manner set forth in this Article.

               D.- Validity; Severability. In the event that any of the terms, conditions, covenants or agreements contained in this Agreement, or the application of any thereof, shall be held by a court of competent jurisdiction to be invalid, illegal or unenforceable, such term, condition, covenant or agreement shall be deemed void ab Initlo and shall be deemed severed from this Agreement. In such event, and except if such determination by a court of competent jurisdiction materially changes the rights, benefits and obligations of the Parties under this Agreement, the remaining provisions of this Agreement shall remain unchanged unaffected and unimpaired thereby and, to the extent possible, such remaining provisions shall be construed such that the purpose of this Agreement and the intent of the parties can be achieved in a lawful manner.

               E.- Governing Law, The laws of the State of New York, United States of America without giving effect to its conflict of law provisions, shall govern all matters pertaining to this Agreement (including, without limitation, the validity, Construction, interpretation and performance hereof).

               F.- Succession Clause, The covenants herein contained shall bind, and the benefits and advantages shall inure to, the respective heirs, executors, administrators, successors and assigns of the Parties hereto.

               G.- Assignment. This Agreement shall not be assignable by either Party, without the prior written consent of either the other Party.

               H.- Waiver. The waiver by any Party hereto of the breach of any term, covenant, agreement or condition herein contained shall not be deemed a waiver of any subsequent breach of the same or any other term, covenant, argument or condition herein, nor shall any custom, practice or course of dealings arising among the Parties hereto in the administration hereof be construed as a waiver or diminution of the right of any Party hereto to insist upon the strict performance by any other Party of the terms, covenants, agreement and conditions herein contained.

               I.- Number. In this Agreement, where applicable, references to the singular shall include the plural and references to the plural shall include the singular.

               J.- Gender. In this Agreement, where applicable, references to the male, female or neuter gender shall include references to all other such genders where the context so requires.

               K.- Headings. The subject headings of the Articles, Sections and Subsections of this Agreement are included for purposes of convenience and reference only, and shall not affect the Construction or interpretation of any of its provisions.

                                       Perfect Renaissance, S.R.L.

                                       By: ______________________________
                                       Its



                                       Ex-Klar Technologies, Inc.

                                       By: ______________________________
                                       Its President